Exhibit (j) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 15 to the Registration Statement (Form N-1A, No. 333-128884) of Federated Managed Pool Series, and to the incorporation by reference of our reports dated February 22, 2010 on Federated Corporate Bond Strategy Portfolio, Federated Mortgage Strategy Portfolio and Federated High Yield Strategy Portfolio (three of the portfolios constituting Federated Managed Pool Series) included in their Annual Shareholder Reports for the fiscal year ended December 31, 2009.

              /s/ Ernst & Young LLP

Boston, Massachusetts
March 26, 2010